EXHIBIT 10.1

                                                              May 14, 1998


Ortho Biotech, Inc.
The R. W. Johnson Pharmaceutical
  Research Institute, a division of
  Ortho Pharmaceutical Corporation
U.S. Route 202
Raritan, New Jersey 08869

Ladies and Gentlemen:

     This will confirm our agreement with respect to restructuring the arrangement between your companies (respectively, "Ortho" and "PRI" and, collectively, the "Companies") as contemplated by the agreement dated August 16, 1994 (the "Agreement") between the Companies and our company ("Alliance"), as follows:

          1. Terms defined in the Agreement have the same meaning when used in this letter.

          2. Following the date of this letter, Alliance will be fully responsible, at its own expense, for the development of the Licensed Product, except that Alliance will be entitled to payment for expenses (the "Section 13.1 Expenses") incurred during the 90-day period following the date of this letter, in accordance with Sections 13.1 and 15.1(d) of the Agreement, and to payment for the expenses incurred prior to the date hereof as to which it is entitled to be paid pursuant to the Agreement.

          3. The Companies will deliver to Alliance such marketing, pre-clinical and clinical data (including Know-How) as may be reasonably helpful to Alliance in continuing its development of the Licensed Product, and, during the next twelve months, each of the Companies will make its relevant personnel reasonably available to Alliance to discuss the Know-How and data. The Companies will also transfer to Alliance the IND for the Licensed Product.

          4. Articles 2 through 6, 7.3, 8 through 14, 15.2, 16 and 26 of the Agreement inclusive shall terminate; provided, however, that, during the 90-day period after the date hereof, Alliance may continue to incur development expenses (as contemplated by the Agreement in the case of a termination thereof) up to a maximum of $3.5 million, which shall be reasonably documented and subject to audit in accordance with the Agreement, and which shall be deemed to be Section 13.1 Expenses.

          5. Before entering into a development or marketing or license agreement for the "First Licensed Product" (as defined below), Alliance will give the Companies notice (the "Alliance Notice") containing its offer to the Companies to enter into a development or marketing or license agreement for the First Licensed Product which offer shall include exclusive rights in the First Licensed Product for all injectable indications in humans and for at least the United States, France, Germany, Italy and the United Kingdom. "First Licensed Product" means the Licensed Product now under development by Alliance or a Licensed Product containing the same perfluorocarbon components. The Alliance Notice will include the financial and other material terms which Alliance is prepared to accept, and, if requested by the Companies, Alliance will also make available to them clinical or other data reasonably necessary to permit the Companies to evaluate the technical and marketing potential of the First Licensed Product. If requested by either of the Companies before the expiration of a 60-day period (the "Initial Period") after receipt of the Alliance Notice, each of the parties will negotiate in good faith in order to reach an agreement (a "Definitive Agreement") with respect to the terms set forth in the Alliance Notice; provided, however, that, if not so requested, or if a Definitive Agreement shall not be executed before the expiration of a 120-day period (the "Second Period") following receipt of an Alliance Notice, Alliance may negotiate and execute a Definitive Agreement with one or more third parties; and provided, further, that (i) if the Companies shall pay to Alliance one million dollars (the "premium"), determined by the Companies as set forth below, before the expiration of the Initial Period (regardless of whether the Companies have requested that Alliance negotiate a Definitive Agreement with them), the Companies shall have a right of first refusal (on customary terms) with respect to a Definitive Agreement acceptable to Alliance and one or more third parties if the financial and other material terms thereof are less favorable to Alliance than the financial and other material terms which Alliance was prepared to accept as set forth in the Alliance Notice and (ii) Alliance shall have the right (the "Alliance Termination Right") to terminate such right of first refusal upon payment to the Companies of an amount equal to 200% of the premium. During the Initial Period and during the Second Period, in case either or both of the Companies request that Alliance negotiate a Definitive Agreement with them prior to the end of the Initial Period, Alliance will not enter into or continue negotiations for a Definitive Agreement with any third party. In the event of any dispute as to the value of the financial and other material terms included in the Alliance Notice, any of the parties may refer such dispute to any mutually acceptable third party, whose decision shall be final, conclusive and binding upon the parties hereto and whose fees and expenses shall be borne one-half by the Companies, on the one hand, and one-half by Alliance on the other. In the event that the parties cannot agree on a mutually acceptable third party, such third party shall be chosen by the American Arbitration Association in accordance with its rules then obtaining. Notwithstanding the foregoing: (i) any Definitive Agreement with one or both of the Companies shall provide for a credit against amounts due thereunder from either of them in an amount equal to the amount of the Section 13.1 Expenses; and (ii) Alliance will not deliver an Alliance Notice to the Companies prior to the expiration of nine months from the date hereof, and Alliance will not exercise the Alliance Termination Right prior to the expiration of three months after the last day of the Initial Period, unless, in either case, Alliance (a) shall have first received a bona fide offer to enter into a development and marketing agreement for the First Licensed Product which Alliance is prepared to accept, and (b) it shall deliver a copy of such bona fide offer to the Companies, together with the Alliance Notice, the terms of which shall be no more favorable to Alliance than those set forth in the bona fide offer, except to the extent necessary to conform to the requirements of the first sentence of this paragraph 5.

          6. It is understood that (i) so long as the Companies shall have rights under paragraph 5, none of the parties hereto shall institute any action or proceeding against the others with respect to any matter arising under or relating to the Agreement that has accrued prior to the date hereof, and (ii) in the event of any Definitive Agreement, whether with one or both of the Companies or with a third party, or in the event that the Alliance Termination Right shall have been exercised, in accordance with paragraph 5, Alliance and the Companies will exchange mutual releases of all obligations and liabilities accruing on or before the date hereof arising under or relating to the Agreement.

          7. Prior to provision of the Alliance Notice, Alliance will keep the Companies reasonably informed as to its Development progress, and, to that end, will have its appropriate personnel meet at least once every three months with representatives of the Companies to discuss such Development.

          If the foregoing is acceptable to you, please execute the duplicate of this letter in the place indicated and return it to us, at which point it will become a binding agreement between us.

                                  Very truly yours,

                                  ALLIANCE PHARMACEUTICAL CORP.

                                  By: /s/ Theodore D. Roth
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ACCEPTED AND AGREED:

ORTHO BIOTECH, INC.

By: /s/ Jules Musing
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R.W. JOHNSON PHARMACEUTICAL
  RESEARCH INSTITUTE, A DIVISION
  OF ORTHO PHARMACEUTICAL
  CORPORATION

By: /s/ Robert Wills
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